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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Troy Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

For More Information Contact:
TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
 www.troygroup.com
Contact:  James Klingler,
                 Vice President & CFO

TROY Directors Approve Increased Dirk Family Offer
—Announce Settlement of Lawsuit

        Santa Ana, CA.—June 25, 2003—TROY Group, Inc. (NASDAQ: TROY) today announced it has entered into an amended merger agreement with Dirk, Inc., a company controlled by Patrick J. Dirk, the founder of TROY, and his family members, pursuant to which Dirk, Inc. has agreed to increase its offer to purchase all of the outstanding shares of TROY common stock (other than shares owned by Dirk Inc. and the Dirk family members) from a price of $2.70 per share in cash to a price of $2.76 per share in cash. The companies had originally approved a merger agreement on March 20, 2003.

        The boards of both companies have unanimously approved the amendment to the merger agreement. In the case of the TROY board, the approval follows the unanimous recommendation of a special committee of outside directors of TROY that was formed to evaluate and respond to the original proposal by Dirk, Inc.

        In making its recommendation to the TROY board, the special committee considered a number of factors, including the updated fairness opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the financial advisor to the special committee. The special committee also considered proposals that it had previously received from Westar Capital LLC to purchase all of TROY's outstanding equity, including the majority interest held by the Dirk family, for $3.50 per share in cash, or alternately to purchase TROY's Security Printing Solutions business, in each case, contingent on completion of their due diligence. In considering the Westar proposals, the special committee took into account the fact that it had been advised by Westar that it was only interested in purchasing a majority control of TROY or the Security Printing Solutions business at that price, and that the Dirk family had advised the special committee that their majority interest was not for sale and that they were not interested in a transaction involving the sale of the Security Printing Solutions business on a stand-alone basis.

        TROY expects the merger to close in August 2003. The merger is subject to approval by TROY stockholders as required under applicable state law, to approval by TROY stockholders other than Dirk Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

Settlement of Lawsuit

        TROY also announced that it had reached an agreement in principle to settle the action Lloyd v. TROY Group, Inc., et. al filed on November 21, 2002 in the Superior Court for the State of California in and for Orange County. The settlement is subject to court approval and other conditions.

About TROY Group

        TROY Group, Inc. is a worldwide provider of enterprise output solutions. The Company has three main product lines: Security Printing Solutions, Financial Services Solutions and Wireless and Connectivity Solutions. Security Printing Solutions include high-security check printing hardware, software and consumables for security printing and payment applications. Financial Services products include ACH processing and origination software, check conversion software as well as Internet check payment software and services. Wireless and Connectivity Solutions include hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The Company distributes products to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

        This news release may contain forward-looking statements of TROY (statements that are not historical fact). Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements. These risks and uncertainties include the impact that the inability of Westar to purchase majority control of the company from the Dirk family will have on its proposal; the ability of TROY and Dirk Inc. to obtain the requisite stockholder approvals, obtain the necessary financing and satisfy the other conditions to their merger; the ability of TROY to obtain court approval of the settlement of the litigation filed in connection with the merger; and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.

        The company filed a preliminary proxy statement with the Securities and Exchange Commission on April 21, 2003. Prior to consummation of the merger, TROY will file a definitive proxy statement with the Securities and Exchange Commission and will distribute such proxy statement to investors and stockholders. Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger. Investors and stockholders may obtain copies of the proxy statement and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission's Web site at http://www.sec.gov. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from the company by directing such request to TROY Group Inc., 2331 South Pullman Street, Santa Ana, CA 92705, 949/250-3280.

        TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in TROY's annual report on Form 10-K for the fiscal year ended Nov. 30, 2002. This document is available, free of charge, at the Securities and Exchange Commission's Web site at http://www.sec.gov and from TROY at TROY Group Inc., 2331 South Pullman Street, Santa Ana, CA 92705, 949/250-3280.

Contact:
TROY Group Inc., Santa Ana
James Klingler, 949/250-3280
Fax: 949/250-8972

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TROY Directors Approve Increased Dirk Family Offer —Announce Settlement of Lawsuit